Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-208321 on Form S-8 and Registration Statement No. 333-213285 on Form S-3 of our reports dated February 12, 2018, relating to the consolidated financial statements and financial statement schedules of TIER REIT, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the early adoption of Financial Accounting Standards Board Accounting Standards Update No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business and the 2015 adoption of Financial Accounting Standards Board Accounting Standards Update No. 2014-08, Presentation of Financial Statements and Property, Plant, and Equipment (Topics 205 and 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity), and the effectiveness of TIER REIT, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of TIER REIT, Inc. and subsidiaries for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

Dallas, Texas
February 12, 2018